Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Dividend Advantage Municipal Fund
3
333-58708, 811-10345

An annual meeting of the shareholders of the Nuveen Dividend Advantage Municipal Fund 3
(the Fund) was held on July 28, 2003.

The purpose of the meeting was to

1. elect twelve (12) trustees to serve until
2. their successors shall have been duly
3. elected and qualified;
4. approve changes to the Funds
5.  fundamental investment policies.
6. To approve an Agreement and Plan of
7. Reorganization and Liquidation and the
8. transactions contemplated thereby, the net
9. effect of which would be to reorganize the
10. Fund into a newly created Massachusetts
11. business trust.


1. Twelve trustees in total were elected by
2. the
3. shareholders, to serve until the next
4. Annual Meeting and until successors shall
5. have been duly elected and qualified.  The
6. Trustees elected to serve are listed below.

William E. Bennett
Robert P. Bremner
Lawrence H. Brown
Jack B. Evans
Anne E. Impellizzeri
William L. Kissick
Thomas E. Leafstrand
Peter R. Sawers
William J. Schneider
Judith M. Stockdale
Timothy R. Schwertfeger
Sheila W. Wellington

The twelve trustees noted above constitute the total number of trustees in office at October 31, 2003.

2. Approval of changes to the Funds
3. fundamental
4. investment policies:

To approve a change to a fundamental investment restriction with respect to lending:

The number of common shares voted in the
affirmative:  13,315,784
and
the number of negative votes:  886,706

The number of Munipreferred shares voted in the
affirmative:  1,424
and
the number of negative votes:  111


To approve a change to a fundamental investment restriction with respect to borrowing:

The number of common shares voted in the
affirmative:  13,265,212
and
the number of negative votes:  936,672


The number of Munipreferred shares voted in the
affirmative:  1,419
and
the number of negative votes:  113


Proxy materials are herein incorporated by reference to the SEC filing on June 16, 2003, under Conformed Submission Type DEF N-14/A, accession number 0000950137-03-003388